EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 registering 200,000 shares of common stock of our report dated February 24, 2009, included in the Manhattan Bridge Capital, Inc. Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Hoberman, Miller, Goldstein & Lesser, P.C
Hoberman, Miller, Goldstein & Lesser, P.C

New York, New York November 13, 2009.